Exhibit 2.19

COARI PARTICIPAÇÕES S.A.

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/ MF) No. 04.030.087/0001-09

BOARD OF TRADE (NIRE) No.33.30027761-7

PUBLICLY-HELD COMPANY

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS,

HELD ON JANUARY 18, 2012

I. DATE, TIME AND PLACE: January 18, 2012, at 3:30 p.m., at Rua Humberto de Campos, No. 425 – 8th floor, Leblon, in the City and State of Rio de Janeiro.

II. CALL NOTICE: Individual messages were sent to the Board Members on January 10, 2012.

III. QUORUM AND ATTENDANCE: A majority of the Board Members were in attendance and signed below. Also in attendance were Alex Waldemar Zornig, Sergio José Aguiar Teixeira Junior and Daniella Geszikter Ventura (representatives of the Company), as well as Allan Kardec de Melo Ferreira (Chairman of the Company’s Fiscal Council). Also in attendance were the representatives of Apsis Consultoria Empresarial Ltda. (Antonio Nicolau and Luiz Paulo Cesar Silveira) and representatives of the independent auditor (Marco Antonio Brandão Simurro, Marcelo Salvador and Otavio Ramos Pereira).

IV. CHAIR: Chairman - José Mauro Mettrau Carneiro da Cunha, and Secretary - Daniella Geszikter Ventura.

V. AGENDA AND RESOLUTIONS: The meeting having been established and initiated, the Board Members elected Daniella Geszikter Ventura as secretary of the meeting. The Chairman of the Board, José Mauro Mettrau Carneiro da Cunha, gave the floor to Alex Waldemar Zornig, who clarified that, with respect to the only item of the Agenda, in the analysis of the documentation prepared for the purpose of registering the Corporate Reorganization involving the Tele Norte Leste Participações S.A. (“TNL”), Telemar Norte Leste S.A. (“TMAR”), Brasil Telecom S.A. (“BRT”) and the Company, the U.S. Securities and Exchange Commission returned comments regarding the method of accounting the gain arising from the acquisition of BRT shown in the unaudited pro-forma financial statements of BRT, on the reference date of June 30, 2011, which resulted in adjustments to the Valuation Report of the Company and the Valuation Report of Net Equity at Market Prices of the Company and BRT. After examining the information and material submitted, the Board Members in attendance unanimously resolved to:

(i)	approve the new book value and net equity at market prices reports referring to the Merger of Coari, prepared by Apsis Consultoria Empresarial Ltda., located at Rua São José, 90 – group 1,802, in the City and State of Rio de Janeiro, enrolled with the Corporate Taxpayers’ Registry under No. 27.281.922/0001-70 (“Apsis”). Copies of such reports are attached to the minutes to this Meeting;

(ii)	approve the First Amendment to the Protocol of Merger and Instrument of Justification between Brasil Telecom S.A. and Coari Participações S.A., including all of its attachments and changes therein, with the ratification of all the other terms of the original protocol unaltered by the referred to amendments herein approved. A copy of the Amendment to the Protocol and Justification approved herein is attached to the minutes of this Meeting;

(iii)	submit the Amendment to the Protocol and Justification, as well as the new valuation reports approved in item (i) above, to the General Shareholders’ Meeting of the Company, along with other previously approved documents relating to the Corporate Reorganization; and

(iv)	authorize the Company’s Executive Officers to take all necessary steps to execute the Amendment to the Protocol and Justification of Mergers of the Company into BRT and other measures necessary for the implementation of the Corporate Reorganization.

VI. CLOSING: With nothing further to discuss, the Chairman adjourned the Meeting and these minutes were drafted, read and approved and signed by all of the Board Members in attendance and by the Secretary of the Meeting: José Mauro Mettrau Carneiro da Cunha – Chairman of the Meeting and of the Board of Directors; João de Deus Pinheiro de Macêdo; Eurico de Jesus Teles Neto; José Augusto da Gama Figueira; and Daniella Geszikter Ventura – Secretary of the Meeting.

I certify that this is an accurate copy of the minutes recorded in the Company’s own books.

Rio de Janeiro, January 18, 2012.

Daniella Geszikter Ventura

Secretary

COARI PARTICIPAÇÕES S.A.

Minutes of Extraordinary Meeting of the Board of Directors

Held on January 18, 2012